Exhibit 99.1

FOR IMMEDIATE RELEASE

CME Group and GFI Group Terminate Merger Agreement

LONDON, CHICAGO and NEW YORK, January 30, 2015 — CME Group Inc. and GFI Group Inc. today announced that they have each determined to terminate their previously announced merger agreement following today’s special meeting of GFI shareholders.

Preliminary results from the GFI shareholder meeting held earlier today in New York indicate that GFI shareholders did not approve the proposed merger.  As a result, the parties each determined that terminating the merger agreement and related transactions was in the best interest of their respective companies and shareholders at this time.

The related merger agreement by and among CME and Jersey Partners Inc. and their affiliates and purchase agreement by and among GFI Brokers Holdco Ltd., CME, Jersey Partners Inc. and their affiliates, were also terminated.

About CME Group

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange.  CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions.  These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc.  CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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About GFI Group Inc.

GFI Group Inc. (NYSE: GFIG) is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants.  More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities.  GFI’s brands include Trayport®, a leading provider of trading solutions for energy markets worldwide and FENICS®, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 2,000 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Media Contacts

Patricia Gutierrez

GFI Group  Vice President - Public Relations

+ 1 212 968 2964

patricia.gutierrez@gfigroup.com

Laurie Bischel

CME Group Executive Director, Corporate Marketing & Communications

+1 312 907 0003

Laurie.Bischel@cmegroup.com

Investor Contacts

Mark Brazier

GFI Group Senior Vice President, Corporate Development and Communications

+1 212 968 6905

mark.brazier@gfigroup.com

John Peschier

CME Group Managing Director, Investor Relations

+1 312 930 8491

John.Peschier@cmegroup.com

CME-G

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